SUNAMERICA CAPITAL TRUST I

                             OFFER TO EXCHANGE ITS

           ___% TRUST ORIGINATED PREFERRED SECURITIES ("TOPrS")

                          (liquidation amount $25 per
                            Preferred Security and
                  guaranteed to the extent set forth in the
                        Offering Circular/Prospectus by
                               SunAmerica Inc.)

                   FOR UP TO 5,500,000 OUTSTANDING SHARES OF

                       9 1/4% PREFERRED STOCK, SERIES B

                                      OF

                                SUNAMERICA INC.



                                                               March  , 1995


To Brokers, Dealers, Commercial
   Banks, Trust Companies and
   Other Nominees

         We have been appointed by SunAmerica Inc., a Maryland corporation ("SunAmerica") and SunAmerica Capital Trust I, a Delaware statutory business trust (the "Trust"), to act as Dealer Manager in connection with the offer (the "Offer") by the Trust to exchange its ____% Trust Originated Preferred Securities ("TOPrS") (the "Preferred Securities") for up to 5,500,000 shares of outstanding 9 1/4% Preferred Stock, Series B (the "Series B Preferred") of SunAmerica that are validly tendered and accepted for exchange pursuant to the Offer. In connection with the Offer, SunAmerica will deposit in the Trust as trust assets its ___% Junior Subordinated Debentures, Series A, due 2044 as set forth in the Offering Circular/Prospectus referred to below.

         Pursuant to the Offer, exchanges will be made on the basis of one Preferred Security for each share of Series B Preferred validly tendered and accepted for exchange in the Offer. Shares of Series B Preferred not accepted for exchange because of proration will be returned.

         The Trust will accept for exchange all shares of Series B Preferred validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration described in the Offering Circular/Prospectus dated March ___, 1995 (the "Offering Circular/Prospectus").

         For your information and for forwarding to your clients for whom you hold shares of Series B Preferred registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.    Offering/Circular Prospectus dated               , 1995;

         2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the shares of Series B Preferred and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date (as defined in the Offering/Circular Prospectus);

         4. A form of letter that may be sent to your clients of whose accounts you hold shares of Series B Preferred registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         5. Return envelope addressed to The First National Bank of Chicago, the Exchange Agent.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

         THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON MARCH   , 1995, UNLESS THE OFFER IS EXTENDED.


         Neither SunAmerica nor the Trust will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager as described in the Offering Circular/Prospectus) for soliciting tenders of shares of Series B Preferred pursuant to the Offer. SunAmerica will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. SunAmerica will pay all stock transfer taxes applicable to the acceptance of shares of Series B Preferred pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth in the back cover of the Offering Circular/Prospectus.

                                             Very truly yours,


                                             MERRILL LYNCH & CO.


               NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SUNAMERICA, THE TRUST, THE TRUSTEES OF THE TRUST, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.